UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 29, 2016

Commission File Number:  000-27145

SpendSmart Networks, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0756798
(IRS Employer Identification No.)

805 Aerovista Place, Suite 205, San Luis Obispo, California 93401
(Address of principal executive offices)

(866) 497-6081
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2016, the Company amended the May 5, 2015 9% Convertible Promissory Note with a principal amount of $275,000 as follows: the maturity date was extended to eighteen months, the conversion price was lowered to $0.15 per share, the provision limiting the conversion price adjustment to that of the Series C Preferred Stock was removed, and an option to be repaid prior to the maturity date in the event the Company raises capital in excess of three million dollars was added. The Company also amended the warrant issued in conjunction with the Convertible Promissory Note reducing the exercise price to $0.15 and issued a new warrant to purchase 366,667 shares of the Company's common stock with a $0.15 exercise price and a three year expiration.

On March 30, 2016, the Company amended the March 30, 2015 9% Convertible Promissory Note with a principal amount of $262,500 as follows: the maturity date was extended to eighteen months, the conversion price was lowered to $0.15 per share, the provision limiting the conversion price adjustment to that of the Series C Preferred Stock was removed, and an option to be repaid prior to the maturity date in the event the Company raises capital in excess of three million dollars was added. The Company also amended the warrant issued in conjunction with the Convertible Promissory Note reducing the exercise price to $0.15 and issued a new warrant to purchase 350,002 shares of the Company's common stock with a $0.15 exercise price and a three year expiration.

On March 29, 2016, the Company amended the March 30, 2015 9% Convertible Promissory Note with a principal amount of $300,000 as follows: the maturity date was extended to eighteen months, the conversion price was lowered to $0.15 per share, the provision limiting the conversion price adjustment to that of the Series C Preferred Stock was removed, and an option to be repaid prior to the maturity date in the event the Company raises capital in excess of three million dollars was added. The Company also amended the warrant issued in conjunction with the Convertible Promissory Note reducing the exercise price to $0.15 and issued a new warrant to purchase 400,002 shares of the Company's common stock with a $0.15 exercise price and a three year expiration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SpendSmart Networks, Inc.

Date:   April 4, 2016
By:	/s/ Brett Schnell

Name: Brett Schnell
Title: Chief Financial Officer